UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                             FORM 15

  Certification And Notice Of Termination Of Registration Under
      Section 12(g) Of The Securities Exchange Act Of 1934
           Or Suspension Of Duty To File Reports Under
  Section 13 And 15(d) Of The Securities Exchange Act Of 1934.

                                   Commission File Number 1-11506
                                                          -------
                       VALUE HEALTH, INC.
            -----------------------------------------
     (Exact name of registrant as specified in its charter)

   22 WATERVILLE ROAD, AVON, CONNECTICUT  06001 (860) 678-3400
  ------------------------------------------------------------
       (Address, including zip code, and telephone number,
         including area code, of registrant's principal
                       executive offices)

                   COMMON STOCK, NO PAR VALUE
        PREFERRED STOCK PURCHASE RIGHTS, $0.01 PAR VALUE
     ------------------------------------------------------
    (Title of each class of securities covered by this Form)

                              NONE.
     ------------------------------------------------------
 (Title of other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  /   /    Rule 12h-3(b)(1)(i)  / X /
     Rule 12g-4(a)(1)(ii) /   /    Rule 12h-3(b)(1)(ii) /   /
     Rule 12g-4(a)(2)(i)  /   /    Rule 12h-3(b)(2)(i)  /   /
     Rule 12g-4(a)(2)(ii) /   /    Rule 12h-3(b)(2)(ii) /   /
                                   Rule 15d-6           /   /

Approximate number of holders of record as of certification or notice date:

               Common Stock:  01
               Preferred Stock Purchase Rights:  01

     Pursuant to the requirements of the Securities Exchange Act of 1934, Value Health, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                              VALUE HEALTH, INC.

                              By:   /s/ Stephen T. Braun
                                   ----------------------------
                                   Name:  Stephen T. Braun
                                   Title: Senior Vice President



Dated:  August 11, 1997